                                                      [NAVARRE CORPORATION LOGO]

FOR ADDITIONAL INFORMATION:
Cary Deacon, Corporation Relations Officer      Jim Gilbertson, Vice President
                                                  and Chief Financial Officer
763-535-8333                                    763-535-8333
cdeacon@navarre.com                             jgilbert@navarre.com

Joyce Fleck, VP Marketing
763-535-8333
jfleck@navarre.com




      NAVARRE CORPORATION REPORTS 31% SALES INCREASE AND RECORD NET INCOME
                       IN THE THIRD QUARTER OF FISCAL 2004

         Company Reports Its Tenth Consecutive Quarter of Profitability

MINNEAPOLIS, MN --January 22, 2004 -- Navarre Corporation (Nasdaq: NAVR), a leading distributor and publisher of a broad range of home entertainment and multimedia software products, today reported record sales and net income for the fiscal 2004 third quarter ended December 31, 2003.



HIGHLIGHTS FOR THE QUARTER INCLUDE:

o Consolidated net sales increased approximately 31% to $153.0 million from $117.0 million last year.

o Consolidated net income increased by approximately 20% to $3.6 million or $0.15 per share as compared to $3.0 million or $0.14 per share last year on a fully diluted basis. The net income includes a non-recurring charge of approximately $1.4 million in the third quarter (this charge represents $0.06 per share). This charge was comprised of a non-recurring, non-cash charge for stock based compensation of $536,000 and a special charge for non-recurring debt retirement expense of $908,000 incurred in connection with the complete discharge of the Hilco financing used for the BCI acquisition.

o Income from operations grew by approximately 51% to $4.5 million as compared to $3 million in the same period last year.

o The Company reported $14.1 million cash and no debt at the end of the quarter.


                                                                           -More



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                                                                          PAGE 2

NAVARRE CORPORATION REPORTS 31% SALES INCREASE AND RECORD NET INCOME IN THE THIRD QUARTER OF FISCAL 2004 (CONTINUED)

     Eric Paulson, President and CEO stated, "The Company achieved the largest quarterly sales and profit result in its 20 year history. Management continues to aggressively execute our operating plan for organic and acquisition growth. NDS continued its strong organic growth and the quarter's sales represent record volume for the division. NDS continued to grow its foothold in the productivity space and expand its customer roster of major label music and DVD Video. The highlight of the quarter for NDS was the volume generated by video games."



     Paulson continued, "The slight decline in NEM sales in the quarter reflects our move away from holiday driven titles. We anticipate our fourth fiscal quarter results will reflect our improved roster of artists and labels. Encore demonstrated strong growth with its commitment to increase its licensing and content expansion in the PC category."



     Paulson concluded, "As well, we are very encouraged by BCI's results for November and December. We continue to be bullish about this acquisition and its potential to add to Navarre's earnings."



     FOR THE THIRD QUARTER ENDED DECEMBER 31, 2003

     Navarre reported an increase in consolidated net sales of approximately 31% to $153.0 million compared with $116.9 million in last year's third quarter. On a divisional basis, NDS, which distributes non-proprietary entertainment products including computer software, video games, major label music and DVD video, reported a net sales increase of approximately 32% to $132.3 million compared to $100.1 million in the fiscal third quarter last year. The division saw increased revenues during the quarter from strong e-commerce sales from its e-commerce retail customers, increased distribution of productivity titles to its chain customers, as well as continued strong sales in internet security products.


                                      -More

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                                                                          PAGE 3

NAVARRE CORPORATION REPORTS 31% SALES INCREASE AND RECORD NET INCOME IN THE THIRD QUARTER OF FISCAL 2004 (CONTINUED)



     NDS also reported strong sales from the video game category driven by an increased customer roster and continued growth in the publishers they represent.



     Encore Software, Navarre's PC and game publishing subsidiary, reported increased sales of approximately 112% to $10.2 million before inter company elimination of $5.6 million versus $4.8 million before inter company elimination of $4.0 million during the same period last year.



     BCI, Navarre's DVD video and music publishing subsidiary, which the company acquired in November, 2003, reported sales of $2.1 million for the combined months of November and December, 2003.



     Navarre Entertainment Media (NEM) net sales decreased approximately 12% to $14.0 million.



     FOR THE NINE MONTHS ENDED DECEMBER 31, 2003

     Navarre reported consolidated net sales increased 20.6% to $332.6 million compared with $275.7 million in the first nine months of fiscal 2003. On a divisional basis, NDS reported net sales of $278.6 million, an increase of 21.9% compared with $228.6 million in the comparable nine-month period. NEM reported net sales of $43.3 million, a decrease of 3.8% compared with $45.0 million reported in the first nine months of fiscal 2003. Encore, before inter company elimination of $15.4 million, reported net sales of $24.1 million versus $8.5 million before inter company elimination of $6.4 million for the same period last year. BCI Eclipse Company, Navarre's wholly-owned subsidiary, which the company acquired in November, 2003, was $2.1 million for the combined months of November and December, 2003.

                                                                           -More

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                                                                          PAGE 4

NAVARRE CORPORATION REPORTS 31% SALES INCREASE AND RECORD NET INCOME IN THE THIRD QUARTER OF FISCAL 2004 (CONTINUED)



     Consolidated net income for the nine months ended December 31, 2003 increased 43.6% to $5.6 million or $0.24 per share compared with $3.9 million or $0.18 per share in the same period last year. The consolidated net income for the nine months includes a charge of approximately $1.6 million (this charge represents $0.07 per share). This charge was comprised of a non-cash charge for stock based compensation of $705,000 and a non-recurring debt retirement expense of $908,000 incurred in connection with the complete discharge of the Hilco financing used for the BCI acquisition.



     CONFERENCE CALL

     Navarre will host a conference call today at 11:00 ET to discuss fiscal 2004 third quarter results. Investors can access the conference call via a live web cast on the Company's Web site, www.navarre.com, or by dialing 785-832-1508. A replay of the conference call will be archived on the Company's Web site for one week. Additionally, the archived call can be accessed by dialing 402-220-9180, which will be available through midnight eastern time, Thursday, January 29, 2004.

     ABOUT NAVARRE

     Navarre Corporation (NASDAQ: NAVR) provides distribution and related services to leading developers and retailers of home entertainment content, including PC software, audio and video titles, and interactive games. Encore, Navarre's majority owned subsidiary, is a leading interactive publisher in the videogame and PC CD-ROM markets. BCI Eclipse, a wholly-owned subsidiary of Navarre Corporation, is recognized as a significant provider of niche DVD/Video products. BCI Eclipse's DVD/Video and audio collection represents exclusively licensed titles and in-house produced CD's and DVD's. Navarre's client-specific delivery systems allow its product lines to be seamlessly distributed to over 11,000 retail locations throughout North America. The Company provides such value-added services as inventory management, Web-based ordering, fulfillment and marketing and EDI customer and vendor interface. Since its founding in 1983, Navarre has built a base of distribution partnerships with a broad base of leading retailers across the mass merchant, music, computer and office specialty, wholesale club and military PX channels, as well as software content developers from all categories of the industry and independent record labels encompassing all musical genres. For more information, please visit the Company's Web site at www.navarre.com.



                                                                           -More

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                                                                          PAGE 5

NAVARRE CORPORATION REPORTS 31% SALES INCREASE AND RECORD NET INCOME IN THE THIRD QUARTER OF FISCAL 2004 (CONTINUED)

SAFE HARBOR

"THE STATEMENTS IN THIS PRESS RELEASE THAT ARE NOT STRICTLY HISTORICAL ARE "FORWARD LOOKING" STATEMENTS WITHIN THE MEANING OF SECTION 27A OF THE SECURITIES ACT OF 1933 AND SECTION 21E OF THE SECURITIES EXCHANGE ACT OF 1934 AND ARE INTENDED TO BE COVERED BY THE SAFE HARBORS CREATED BY THESE SECTIONS. THE FORWARD-LOOKING STATEMENTS ARE SUBJECT TO RISKS AND UNCERTAINTIES AND THE ACTUAL RESULTS THAT THE COMPANY ACHIEVES MAY DIFFER MATERIALLY FROM THESE FORWARD-LOOKING STATEMENTS DUE TO SUCH RISKS AND UNCERTAINTIES, INCLUDING, BUT NOT LIMITED TO, THE COMPANY'S DEPENDENCE UPON A LIMITED NUMBER OF LARGE CUSTOMERS THAT ACCOUNT FOR A SIGNIFICANT PART OF ITS BUSINESS, DEVELOPMENTS IN THE RETAIL AND CONSUMER MARKETS FOR PRERECORDED MUSIC PRODUCTS AND COMPUTER SOFTWARE PRODUCTS, THE COMPANY'S ABILITY TO SUCCESSFULLY INCREASE ITS SALES OF VIDEO AND DVD PRODUCTS, RETAIL CONSUMER BUYING PATTERNS, THE ABILITY OF THE COMPANY AND THE MUSIC INDUSTRY GENERALLY TO MAINTAIN OR INCREASE SALES IN LIGHT OF THE WIDE-SPREAD INTERNET-BASED MUSIC SWAPPING AND FILE SHARING BY CONSUMERS, NEW AND DIFFERENT COMPETITION IN THE COMPANY'S TRADITIONAL AND NEW MARKETS, SEASONALITY IN ITS BUSINESS AND THE FACT THAT A LARGE PORTION OF THE COMPANY'S REVENUES HAVE TRADITIONALLY BEEN RELATED TO THE HOLIDAY SELLING SEASON, THE COMPANY'S ABILITY TO SUCCESSFULLY ACT AS DISTRIBUTOR TO ON-LINE RETAILERS, THE COMPANY'S ABILITY TO MANAGE ITS INVENTORY, THE COMPANY'S DEPENDENCE UPON RECORDING LABELS AND ARTISTS, THE COMPANY'S DEPENDENCE UPON OBTAINING AND MAINTAINING LICENSE AGREEMENTS WITH SOFTWARE PUBLISHERS, THE COMPANY'S ABILITY TO REACT TO CHANGES IN THE DISTRIBUTION OF SOFTWARE AND PRERECORDED MUSIC, THE COMPANY'S DEPENDENCE UPON A KEY EMPLOYEE, NAMELY, ERIC H. PAULSON, CHAIRMAN OF THE BOARD, PRESIDENT AND CHIEF EXECUTIVE OFFICER WHO HAS BEEN WITH THE COMPANY SINCE ITS INCEPTION IN 1983, THE ABILITY OF THE COMPANY'S MAJORITY-OWNED SUBSIDIARY ENCORE SOFTWARE, INC, A VIDEOGAME AND CD-ROM PUBLISHER, TO SUCCESSFULLY DEVELOP AND DISTRIBUTE NEW AND EXISTING PRODUCTS, THE ABILITY OF THE COMPANY TO INTEGRATE THE BUSINESS OF BCI ECLIPSE, AND THE ABILITY OF BCI ECLIPSE TO DEVELOP AND DISTRIBUTE DVD/VIDEO PRODUCTS. A DETAILED STATEMENT OF RISKS AND UNCERTAINTIES IS CONTAINED IN THE COMPANY'S REPORTS TO THE SECURITIES AND EXCHANGE COMMISSION, INCLUDING IN PARTICULAR THE COMPANY'S FORM 10-K FOR THE YEAR ENDED MARCH 31, 2003. INVESTORS AND SHAREHOLDERS ARE URGED TO READ THIS DOCUMENT CAREFULLY. THE COMPANY CAN OFFER NO ASSURANCES THAT ANY PROJECTIONS, ASSUMPTIONS OR FORECASTS MADE OR DISCUSSED IN THIS RELEASE" NAVARRE CORPORATION REPORTS 31% SALES INCREASE AND RECORD NET INCOME IN THE THIRD QUARTER OF FISCAL 2004", DATED JANUARY 21, 2004, WILL BE MET, AND INVESTORS SHOULD UNDERSTAND THE RISKS OF INVESTING SOLELY DUE TO SUCH PROJECTIONS. THE COMPANY UNDERTAKES NO OBLIGATION TO REVISE ANY FORWARD- LOOKING STATEMENTS IN ORDER TO REFLECT EVENTS OR CIRCUMSTANCES THAT MAY ARISE AFTER THE DATE OF THIS PRESS RELEASE.

Investors and shareholders may obtain free copies of the public filings through the website maintained by the SEC at http://www.sec.gov or at one of the SEC's other public reference rooms in New York, New York or Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information with respect to the SEC's public reference rooms. Free copies of these documents may be obtained by contacting Kathy Conlin at 763-535-8333.







                          (Financial Statements Follow)

                               NAVARRE CORPORATION

                      CONSOLIDATED STATEMENTS OF OPERATIONS
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                   (Unaudited)


                                                      THREE MONTHS ENDED             NINE MONTHS ENDED
                                                           DECEMBER 31,                  DECEMBER 31,
                                                      2003             2002         2003             2002
                                               ------------------------------------------------------------

   Net sales                                        $153,039         $116,887     $332,629        $275,735

   Gross profit                                       17,856           14,041       41,404          33,503

   Operating expenses                                 13,335(1)        11,049       34,961(2)       29,825

   Income from operations                              4,521            2,992        6,443           3,678

   Other income/(expense)                              (931)(3)            13        (822)(3)          201

   Consolidated net income                            $3,590           $3,005       $5,621          $3,879

   Earnings per common share:
      Basic earnings per share                         $0.16            $0.14        $0.26           $0.18
      Diluted earnings per share                       $0.15            $0.14        $0.24           $0.18
   Weighted average common and common
      equivalent shares outstanding
      Basic shares                                    22,232           21,616       21,822          21,616
      Diluted shares                                  24,094           22,009       23,003          21,814


(1) Includes a special non-cash charge for stock-based compensation of $536.

(2) Includes a special non-cash charge for stock-based compensation of $705.

(3) Includes a special charge for non-recurring debt retirement expense of $908.





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